Exhibit (10)i(8)

FOURTH AMENDMENT

OF THE

STEPAN COMPANY 2006 INCENTIVE COMPENSATION PLAN

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company 2006 Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan in Section 5.8 by action of the Board of Directors; and

WHEREAS, the Company now desires to amend the Plan to change the amount of stock options granted to a Non-Employee Director;

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2010, the Plan is amended as follows:

1. By deleting the first sentence of Section 4.1 of the Plan and inserting in lieu thereof the following:

“As of the date of the annual meeting of the Company’s stockholders in each of calendar years 2006, 2008, 2009 and each calendar year thereafter during the term of the Plan, each Non-Employee Director serving as a Director of the Company on such date shall automatically be awarded a Stock Option to purchase the number of shares of Stock determined by dividing (i) for calendar years beginning prior to January 1, 2009, the annual retainer fee payable to the Non-Employee Director for such calendar year, (ii) for the calendar year beginning on or after January 1, 2009, $25,000, by the Fair Market Value of a share of Stock as of such annual meeting date, and (iii) for calendar years beginning on or after January 1, 2010, $30,000, by the Fair Market Value of a share of Stock as of such annual meeting date.”

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Fourth Amendment of the Plan on behalf of the Company and has caused its corporate seal to be affixed this 19th day of October, 2009.

STEPAN COMPANY

By	/s/ Greg Servatius
Its	VPHR

ATTEST

By	/s/ Sheila M. Crockett
Its	Total Rewards Supervisor

5